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                                                                    Exhibit 99.1

                           [SIMON PROPERTY GROUP LOGO]

CONTACTS:
INVESTORS                                   MEDIA
Shelly Doran                                George Sard/Paul Caminiti/Hugh Burns
Simon Property Group                        Citigate Sard Verbinnen
317/685-7330                                212/687-8080

                        SIMON INCREASES CASH TENDER OFFER
                     FOR TAUBMAN CENTERS TO $20.00 PER SHARE

                           WESTFIELD JOINS SIMON OFFER

               WILL PROCEED WITH OFFER IF 2/3 OF TCO COMMON SHARES
                             TENDERED BY FEBRUARY 14
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         INDIANAPOLIS, JANUARY 15, 2003 - Simon Property Group, Inc. (NYSE: SPG)
today announced that Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX: WFA), has joined its tender offer for all of the outstanding common shares of Taubman Centers, Inc. (NYSE: TCO) - and that the price of the offer has been increased to $20.00 per share net to the seller in cash.

         The increased price represents a premium of 50% to the price of TCO shares when SPG first made a written acquisition proposal and 25% above both yesterday's closing price and the highest closing price in TCO's 10-year history as a public company prior to SPG's proposal. The tender offer is not conditioned on financing, due diligence or the participation of the limited partners of the Taubman Realty Group operating partnership. The tender offer will now expire at 12:00 midnight, New York City time, on February 14, 2003.

         SPG and Westfield will withdraw the offer unless at least two-thirds, or approximately 35 million, of TCO's approximately 52.2 million outstanding common shares are tendered by February 14, 2003.

         Under the terms of the agreement between SPG and Westfield America, Inc., upon successful completion of the tender offer, Westfield America, Inc. would pay 50% of the aggregate consideration paid for the TCO shares acquired in the offer.

         David Simon, Chief Executive Officer of SPG, stated: "We are pleased to have Westfield join us in offering this substantial all-cash premium. It's now time for TCO's public shareholders


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to stand up and be counted - if they want the opportunity to receive $20 in cash for their shares, they must tender now. If, as we expect, two-thirds of TCO's outstanding common shares are tendered, we will consider it a shareholder mandate, and SPG and Westfield will continue their efforts to complete the offer and consummate the acquisition. However, if at least two-thirds of TCO's outstanding common shares are not tendered by February 14, we will withdraw our offer and terminate our efforts to acquire TCO."

         Simon continued, "We believe the public shareholders - who own 99% of TCO - should have the right to decide for themselves if they want $20 in cash for their shares. Tendering shares costs nothing and is the only way for TCO's public shareholders to tell their Board of Directors they want $20 per share."

         Peter Lowy, Chief Executive Officer of Westfield America, Inc., stated:
"We have worked successfully with SPG in past transactions, and we are confident that we can do so again. We believe the increased offer is in the best interest of TCO shareholders as it is fully priced and provides TCO shareholders with a substantial premium. If we receive strong shareholder support, as we expect, we believe this offer can be successfully completed."

         SPG today sent the following letter to TCO shareholders:

Dear Taubman Centers Shareholder:

Simon Property Group (NYSE: SPG) has today increased its CASH tender offer to acquire ALL outstanding common shares of Taubman Centers, Inc. (NYSE: TCO) to a price of $20.00 per share.

We are also pleased to announce that Westfield America, Inc., the U.S. subsidiary of Westfield America Trust (ASX: WFA), has joined us in this offer. SPG has worked successfully with Westfield in the past and produced significant value for all shareholders involved - we are confident we can do so again with TCO.

This increased cash offer represents a:

o 50% PREMIUM over TCO's price before SPG first made a written acquisition proposal

o   25% PREMIUM over TCO's closing price yesterday

o 25% PREMIUM over the highest closing price in TCO's 10-year history before SPG's proposal

This ALL-CASH offer is not conditioned on due diligence or financing. Nor is it conditioned on participation by the limited partners of Taubman Realty Group operating partnership.



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IF YOU WANT $20.00 PER TCO SHARE IN CASH, YOU MUST TENDER NOW

If you want the opportunity to receive $20.00 in cash for your TCO shares, you must tender your shares. UNLESS AT LEAST TWO-THIRDS, OR APPROXIMATELY 35 MILLION, OF TCO'S APPROXIMATELY 52.2 MILLION OUTSTANDING COMMON SHARES, ARE TENDERED BY FEBRUARY 14, 2003, WE WILL WITHDRAW OUR OFFER AND TERMINATE OUR EFFORTS TO ACQUIRE TCO.

SEND A MESSAGE TO THE TCO BOARD

Despite the compelling premium being offered, your Board has thus far refused to even discuss a transaction because the Taubman family - which owns approximately 1% of TCO's common shares - opposes a sale. The public shareholders of TCO - who own approximately 99% of TCO's common shares - should be the ones to decide whether to accept our premium all-cash offer. TENDERING YOUR SHARES BY FEBRUARY 14 IS THE ONLY WAY FOR YOU TO TELL YOUR BOARD THAT YOU DEMAND THAT OPPORTUNITY.

Remember, TCO shares were trading at only $13.32 before SPG first offered to acquire TCO. WE ARE OFFERING YOU $20.00 IN CASH - TCO HAS FAILED TO OFFER YOU ANY CREDIBLE ALTERNATIVE TO DELIVER COMPARABLE IMMEDIATE VALUE.

SPG AND WESTFIELD ARE JOINING TOGETHER TO ACQUIRE TCO - BUT WE NEED YOUR SUPPORT

Your Board is standing in the way of you receiving $20.00 per share. SHOW THEM YOU OBJECT. With strong shareholder support, we are confident the offer can be successfully completed.

Stand up and be counted. TENDER YOUR SHARES TODAY - and send a clear message to the TCO Board. If you need information or assistance with tendering, please call MacKenzie Partners toll-free at (800) 322-2885.

Very truly yours,


David Simon
Chief Executive Officer
Simon Property Group

                                      * * *

         Amended tender offer materials are being filed today with the SEC. The complete terms and conditions of the offer are set forth in the Offer to Purchase, as amended, and the related Letter of Transmittal, copies of which are available by contacting the information agent, MacKenzie Partners, Inc. at (800) 322-2885. Merrill Lynch & Co. is acting as financial advisor to SPG and Westfield America, Inc. and is the Dealer Manager for the Offer. Willkie Farr & Gallagher is acting as legal advisor to SPG and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Westfield America, Inc. Simpson Thacher & Bartlett is acting as legal advisor to Merrill Lynch & Co.


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         As of midnight, New York City time, on January 14, 2003, TCO shareholders had tendered and not withdrawn approximately 3,702,775 shares at the previous offer price of $18.00 per share.

ABOUT SIMON PROPERTY GROUP
Headquartered in Indianapolis, Indiana, Simon Property Group is a real estate investment trust engaged in the ownership and management of income-producing properties, primarily regional malls and community shopping centers. Through its subsidiary partnerships, it currently owns or has an interest in 243 properties containing an aggregate of 183 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada and ownership interests in other real estate assets. Additional Simon Property Group information is available at http://about.simon.com/corpinfo/index.html.

ABOUT WESTFIELD AMERICA, INC.
Westfield America, Inc. is a United States subsidiary of Westfield America Trust (ASX: WFA), the second-largest property trust listed on the Australian Stock Exchange. WFA owns a majority interest in the Westfield America portfolio of 63 centres, branded as Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 8,400 specialty stores and encompass 64 million square feet in the states of California, Colorado, Connecticut, Florida, Illinois, Indiana, Maryland, Missouri, Nebraska, New Jersey, New York, North Carolina, Ohio and Washington.


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IMPORTANT INFORMATION
This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any TCO shares, and is not a solicitation of a proxy. Simon Property Group and Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, filed a tender offer statement on Schedule TO with the Securities and Exchange Commission on December 5, 2002 (as amended), with respect to the offer to purchase all outstanding shares of TCO common stock. Investors and security holders are urged to read this tender offer statement as amended, the preliminary proxy statement filed December 16, 2002 (as amended), and any other proxy statement relating to the tender offer because they will contain important information. Each such proxy statement will be filed with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement and other documents filed by SPG with the Commission at the Commission's web site at: http://www.sec.gov. The tender offer statement, any proxy statement and any related materials may also be obtained for free by directing such requests to MacKenzie Partners, Inc. at (800) 322-2885.

FORWARD-LOOKING STATEMENTS
This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


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